For Immediate Release

Contact:     Willing L. Biddle, President or
    John T. Hayes, CFO
    Urstadt Biddle Properties Inc.
    (203) 863-8200

Urstadt Biddle Properties Inc.
Announces Acquisition of The New Milford Plaza in
New Milford, Connecticut

Greenwich, Connecticut May 13, 2010 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced  that it has completed the purchase of the New Milford Shopping Plaza in New Milford, Connecticut for a purchase price of  $22.5 million, excluding closing costs.  The center, located alongside Route 7 (Danbury Road) was built in the 1970’s and renovated in 1990, contains 229,000 square feet of leasable space and is anchored by a 72,000 sf Stop & Shop supermarket and a 102,000 sf Wal-Mart.  The center contains national and regional retailers who serve the needs of the surrounding community such as Dollar Tree, Union Savings Bank, Radio Shack, Hallmark and GameStop.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, “We are encouraged by the volume of acquisitions we have completed so far in fiscal 2010 including New Milford Plaza and our acquisitions last month of Village Commons in Katonah, N.Y. and a 66.7% equity interest in Putnam Plaza Shopping Center in Carmel, N.Y.   We continue to pursue additional opportunities in our core marketplace.  New Milford Plaza is well located on Route 7 just north of Danbury, Ct. with a strong tenant roster including Wal-Mart and Stop and Shop.  The addition of the New Milford Plaza property gives the Company ownership of a majority of the grocery anchored shopping center space in the New Milford area, which will benefit our tenants through operational cost savings due to economies of scale.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns 49 properties containing approximately 4.4 million square feet of space and has paid 161 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.